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                                                                    EXHIBIT 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference in the registration statement of Raytheon Company on Form S-3 of our reports dated January 20, 1997, except as to the information presented in Note R for which the date is February 23, 1997, on our audits of the consolidated financial statements and financial statement schedule of Raytheon Company and Subsidiaries Consolidated as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 which reports are incorporated by reference or included in the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".


                                           /s/ Coopers & Lybrands L.L.P.


Boston, Massachusetts
January 12, 1998